UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 4, 2016

Ensco plc
(Exact name of registrant as specified in its charter)

England and Wales	1-8097	98-0635229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Chesterfield Gardens
London, England W1J 5BQ
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

INFORMATION TO BE INCLUDED IN THE REPORT
Item 8.01 Other Events	3
SIGNATURE	4

Item 8.01	Other Events

As an update to our Form 10-Q filed on April 28, 2016, we have concluded discussions with Petrobras regarding revised commercial terms with respect to the ENSCO 6001, ENSCO 6002, ENSCO 6003 and ENSCO 6004 rig contracts as follows:

•
Previous downtime on ENSCO 6001 that could have been applied toward the limit permitting contract termination has been reduced to zero. From May 1, 2016 to June 2018, the operating day rate for the rig will be $275,000.

•	ENSCO 6002 has had its contract term extended to December 2019. From May 1, 2016 to December 2019, the operating day rate for the rig will be $240,000.

•	ENSCO 6003 and ENSCO 6004 had their contracts terminated effective May 1, 2016 by mutual agreement given contract amendments for ENSCO 6001 and ENSCO 6002 above.
As previously disclosed, the revised terms for these rig contracts result in an aggregate backlog reduction of approximately $140 million.
In the second quarter of 2016, we plan to mobilize ENSCO 6003 and ENSCO 6004 out of Brazil and permanently retire these rigs.
Statements contained in this Form 8-K that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements involving backlog and plans to retire our rigs. Such statements are subject to numerous risks, uncertainties and assumptions. In addition, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in the Company’s subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of the our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ensco plc

Date:	May 5, 2016	/s/ Tommy E. Darby Tommy E. Darby Controller

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